UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 2, 2020

WideOpenWest, Inc.

(Exact Name of Registrant As Specified In Its Charter)

Delaware	001-38101	46-0552948
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

7887 East Belleview Avenue, Suite 1000

Englewood, CO 80111

 (Address of Principal Executive Offices, including Zip Code)

(720) 479-3500

 (Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	WOW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer Appointment

On June 4, 2020, WideOpenWest, Inc. (the “Company”) announced that it has appointed John Rego as its Chief Financial Officer, with such appointment effective upon commencement of his employment on June 29, 2020.

Mr. Rego served as chief financial officer of Telaria, Inc. (NYSE: TLRA) from September 2015 until the April 2020 sale of Telaria to The Rubicon Project, Inc. Prior to his service at Telaria, Mr. Rego served in the role of chief financial officer at each of Virgin Galactica, from 2014 to 2015, and AppSense, Inc., from 2011 to 2013. He also previously served as executive vice president, chief financial officer and treasurer for Vonage Holdings Corp. for nearly eight years. Mr. Rego received his undergraduate degree from Rutgers University.

Pursuant to the terms of a Letter Agreement of Employment, by and between the Company and Mr. Rego (the “Employment Agreement”), beginning on June 29, 2020 (the “Commencement Date”), Mr. Rego will receive an annual base salary of $450,000 and an annual performance-based incentive bonus with a target of 70% of his base salary (pro-rated for 2020), to be earned based upon achievement of objective performance goals.

Mr. Rego will be entitled to receive an annual restricted stock award (“RSA”) under the 2017 WideOpenWest, Inc. Omnibus Incentive Plan on the same basis as the Company’s senior management group with an aggregate grant date target fair market value of $990,000. The RSA to be granted in 2020 (the “2020 RSA”) will be prorated for the period beginning on the Commencement Date and will time-vest 25% on each of the first, second, third, and fourth anniversaries of the 2020 RSA grant date. Mr. Rego will also receive a one-time sign-on unvested restricted stock award at the time of the 2020 RSA grant equivalent to the number of shares resulting from (x) $250,000, divided by (y) the closing price of the Company’s common stock as reported on the NYSE on June 30, 2020 (the “Sign-On RSA”). The Sign-On RSA will time-vest 25% on each of the first, second, third and fourth anniversaries of June 30, 2020, with such vesting subject to continued employment.

In addition, upon a termination of Mr. Rego’s employment by the Company without cause or by Mr. Rego for good reason (each as defined in the Employment Agreement), Mr. Rego will become entitled to (i) 24 months’ of base salary continuation, (ii) a pro rata share of bonus for the year of termination based on the actual accrual through the date of termination, (iii) continued participation through COBRA in the Company’s group health plan (to the extent permitted by applicable law and the terms of such plan) for a period of 12 months at the Company’s expense, to be paid in the form of reimbursements to Mr. Rego, and (iv) acceleration of time vesting incentive equity that vests within 12 months of termination, (i) through (iv) of which are all subject to performance of postemployment obligations and an execution of a release reasonably satisfactory to the Company.

Mr. Rego is also subject to standard restrictive covenants, including a non-solicitation provision during employment and for 12 months thereafter and a non-competition provision during employment and 24 months thereafter.

The Employment Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement.

Retirement of Nancy McGee

On June 4, 2020, the Company announced that effective July 31, 2020, Nancy McGee, is retiring from her position as the Company’s Chief Marketing and Sales Officer. Ms. McGee joined the Company in February 2018.

Item 8.01. Other Events.

On June 4, 2020, the Company also announced that Shannon Campain will be assuming the position as Chief Commercial Officer with the Company on June 15, 2020. Ms. Campaign will lead the development and execution of marketing and sales strategies for the Company following the retirement of Ms. McGee. Ms. Campain was previously an independent strategy consultant beginning in January 2020. She has also led marketing, sales and digital strategy as a consultant for Fox Corporation from December 2011 to 2019 and held a similar position at Discovery Communications from September 2017 to September 2018 where she led the brand’s MotorTrend OTT offering. She was also previously senior vice president and general manager for consumer markets at CenturyLink from September 2016 to November 2017 and spent 16 years at DirecTV/AT&T in various marketing roles with increasing responsibility. Ms. Campain had responsibility for DirecTV’s customer growth and retention during those years.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.1	Letter Agreement of Employment between the Company and John Rego
99.1	Press Release Dated June 4, 2020
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIDEOPENWEST, INC.

Date: June 4, 2020	By:	/s/ D. Craig Martin
D. Craig Martin
Executive Vice President and General Counsel